Exhibit 10.5
Omni Bio Pharmaceutical, Inc.
Restricted Stock Unit Agreement
Omni Bio Pharmaceutical, Inc. (the “Company”), pursuant to approval by the Company’s board of directors (the “Board”) and as set forth in your letter of employment dated July 15, 2011, hereby grants an award of restricted stock units (“Units”) to you, the Participant named below. The terms and conditions of this grant are set forth in this Restricted Stock Unit Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages.
Name of Participant:      James D. Crapo

Number of Units:	300,000	Date of Grant:	March 1, 2011
Vesting Schedule:

Vesting Dates	Number of Units that Vest

March 1, 2012	100,000
March 1, 2013	100,000
March 1, 2014	100,000
By signing below, you agree to all of the terms and conditions contained in this Agreement which is attached. You acknowledge that you have reviewed this document and that it sets forth the entire agreement between you and the Company regarding the grant to you of the number of Units specified in the table above.

PARTICIPANT:	OMNI BIO PHARMACEUTICAL, INC.

By:

Name:		Name:
Title:

Omni Bio Pharmaceutical, Inc.
Restricted Stock Unit Agreement
Terms and Conditions
1.
Grant of Restricted Stock Units. The Company hereby grants to you, subject to the terms and conditions in this Agreement, a grant of the number of Units specified on the cover page of this Agreement (the “Grant”), each Unit representing the right to receive one share of the Company’s common stock (“Common Stock”)). The Units granted to you will be credited to an account in your name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only.

2.
Restrictions on Units. Neither this Grant nor the Units subject to this Grant may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 2 shall be of no effect and shall result in the forfeiture of all Units. The Units and your rights to the Units under this Agreement shall be subject to forfeiture as provided in Section 4 until satisfaction of the vesting conditions set forth in Section 3.

3.	Vesting of Units.
(a) If you remain an employee with the Company and its subsidiaries (an “Employee”) continuously from the Date of Grant specified on the cover page of this Agreement, then the Units will vest in the numbers and on the dates specified in the Vesting Schedule on the cover page of this Agreement.
(b) Vesting of the Units subject to this Grant shall be accelerated under the circumstances and to the extent described in Sections 4 and 5 of this Agreement.
4.
Effect of Termination of Employment. If you cease to be an Employee other than as a result of your “Disability” or death prior to the Vesting Date(s) specified on the cover page of this Agreement, you will forfeit all unvested Units. If you cease to be an Employee due to your Disability or death, then a pro rata portion of the unvested Units scheduled to vest on the next scheduled Vesting Date shall immediately vest and the balance of the unvested Units shall be forfeited. The pro rata portion that vests shall be determined by utilizing a fraction, the numerator of which is the number of days between the date your employment ended and the later of the Date of Grant or the most recent scheduled Vesting Date prior to the date your employment ended, and the denominator of which is the number of days between the next scheduled Vesting Date after your employment ended and the later of the Date of Grant or the most recent Vesting Date prior to the date your employment ended.

For purposes of this Agreement, “Disability” shall mean a Participant’s becoming disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

5.	Change of Control.
(a) All unvested Units subject to this Grant shall vest in full upon a “Change of Control” as defined in Section 5(b)(i) or 5(b)(ii)(C) below, or upon the consummation of a transaction described in clause (A) or clause (B) of Section 5(b)(ii) below.
(b) For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if:
(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than persons who are stockholders of the Company on that date of this Agreement) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a stockholder of the Company and a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company immediately prior to the transaction will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or
(ii) The stockholders of the Company approve (or, if stockholder approval is not required, the Board approves) an agreement providing for (A) the merger or consolidation of the Company with another corporation where the stockholders of the Company immediately prior to the merger or consolidation will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (B) the sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company.
Notwithstanding the foregoing, for purposes of any Grant that is subject to the provisions of Section 409A of the Code and the regulations promulgated thereunder, no Change of Control shall be deemed to have occurred upon an event described in clauses (i) or (ii) above that would have the effect of changing the time or form of payment of such Grant unless such event would also constitute a change in the ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company for purposes of Section 409A of the Code.
6.
Settlement of Units. After any Units vest pursuant to Sections 3, 4 or 5, the Company shall, no later than March 15 of the year following the calendar year in which such Units vest, cause to be issued to you, or to your designated beneficiary or estate in the event of your death, one share of Common Stock in payment and settlement of each vested Unit. Such issuance shall be evidenced by a stock certificate or an appropriate entry in the stock register maintained by the Company or its duly authorized transfer agent, shall be subject to the tax withholding provisions of Section 7, and shall be in complete satisfaction and settlement of such vested Units.

7.	Tax Consequences and Withholding.
(a) As a condition precedent to settlement of the Units, you are required to pay to the Company (or the subsidiary or affiliate of the Company employing you), in accordance with Section 7(b) below, the amount of any required domestic or foreign tax withholding obligation, including any social security or social insurance obligation.
(b) Withholding of Taxes.
(i) Required Withholding. Any Grant under this Agreement shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that you or any other person receiving or exercising any Grant pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grant, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grant.
(ii) Election to Withhold Shares. If the Board permits, you may elect to satisfy the Company’s income tax withholding obligation with respect to a Grant by having shares withheld up to an amount that does not exceed your minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Board and may be subject to the prior approval of the Board.
8.
No Shareholder Rights. The Units subject to this Grant do not entitle you to any rights of a stockholder of the Common Stock. You will not have any of the rights of a shareholder of the Company in connection with the award of Units subject to this Agreement unless and until Shares are issued to you upon settlement of the Units as provided in Section 6.

9.	Adjustments for Changes in Capitalization.
(a) The Units subject to this Agreement shall be subject to adjustments for changes in the Company’s capitalization as provided in Section 9(b) below.
(b) If there is any change in the number or kind of shares of Common Stock of the Company outstanding (i) by reason of a stock dividend, spin-off, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation in which the Company is the surviving corporation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Common Stock is substantially reduced as a result of a spin-off or the Company’s payment of an extraordinary dividend or distribution, the number of shares of Common Stock covered this Grant, the kind of shares covered this Grant, and the price per share of the Grant shall be appropriately adjusted by the Board to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under this Grant; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Board shall be final, binding and conclusive.

10.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Colorado (without regard to its conflicts or choice of law principles).
11.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.
12.
Other Agreements. You agree that you will execute such documents as may be necessary to become a party to any stockholder, voting or similar agreements as the Company may require. No shares of Common Stock shall be issued or transferred in connection with this Grant unless and until all legal requirements applicable to the issuance or transfer of such shares have been complied with to the satisfaction of the Board. Certificates representing shares of Common Stock issued or transferred under this Grant will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

13.
Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of shares of Common Stock or payment pursuant to this Agreement are intended to be excepted from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).

By signing the cover page of this Agreement, you agree to all the terms and conditions described above.

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